CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
LAM RESEARCH CORPORATION
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Lam Research Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.    The first paragraph of Article TENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
TENTH:     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

2.    The foregoing amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on the date set forth below.

LAM RESEARCH CORPORATION
By:	/s/ Ava Harter
Name:	Ava Harter
Title:	Senior Vice President, Secretary and Chief Legal Officer
Dated:	November 4, 2025